EXHIBIT 99.4


                           The Stride Rite Corporation
                                191 Spring Street
                         Lexington, Massachusetts 02420



                                          February 28, 2006



Barington Capital Group, L.P.
888 Seventh Avenue
New York, NY 10019
Attn:  Jared L. Landaw
       Managing Director and General Counsel

Dear Mr. Landaw:

      This letter agreement, dated February 28, 2006 ("Agreement"), sets forth the understanding by and among The Stride Rite Corporation, a Massachusetts corporation (the "Company"), and the entities that are signatories hereto (collectively, the "Barington Group," and each, individually, a "member" of the Barington Group) which are or may be deemed to be members of a "group" with respect to the common stock of the Company, par value $0.25 per share (the "Common Stock"), pursuant to Rule 13d-5 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended.

      1.    Board Matters.

      (a) Promptly after the date hereof, the Company shall begin the process of identifying a candidate for appointment to its Board of Directors (the "Board") as an additional director (the "New Director") with business and operating experience in such areas as would enhance the Board and who is mutually acceptable to the Board's Committee on the Board and the Barington Group. The New Director shall qualify as an "independent director" under the listing standards of the New York Stock Exchange and the rules of the SEC, and shall be an individual that the members of the Board's Committee on the Board and the Barington Group reasonably believe does not have a relationship with the Barington Group that would impair the independence of such director in carrying out the responsibilities of a director of the Company. The Barington Group has submitted to the Company on a confidential basis three possible candidates for consideration as a New Director (the "Barington Proposed Candidates") and hereby confirms that any of them would be acceptable to the Barington Group. The Board has also indicated to the Barington Group on a confidential basis several possible candidates for consideration. Consideration of candidates will proceed expeditiously under the corporate governance guidelines of the Board's Committee on the Board.

      (b) Not later than April 30, 2006 (the "Appointment Deadline"), the Company shall increase the size of the Board from eight (8) to nine (9) directors. As soon as the Board's

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Committee on the Board and the Barington Group have reached agreement on the New
Director, the Board will appoint the New Director as a Class II director. If by the Appointment Deadline the Board's Committee on the Board and the Barington Group have not agreed on a New Director other than one of the Barington Proposed Candidates, the Board will appoint as the New Director one of the Barington Proposed Candidates of its choice who meets the qualifications set forth in
Section 1(a) above. The Company agrees to include the New Director in the Board's slate of nominees for election as a director of the Company at the Company's 2007 annual meeting of stockholders (the "2007 Annual Meeting") and to use its reasonable best efforts to cause the election of the New Director at the 2007 Annual Meeting (including, without limitation, recommending that the Company's shareholders vote in favor of the New Director's election). If at anytime prior to the 2007 Annual Meeting or during the term of the New Director that begins immediately after the 2007 Annual Meeting there shall occur a vacancy in the Board seat occupied by the New Director by reason of the resignation, removal, death or incapacity of the New Director, then the Company shall take all necessary action to fill such vacancy by a person selected in the same manner as, and who meets the qualifications of, the New Director set forth in Section 1(a) above.

      (c) As soon as practicable after the date hereof the Company shall file and mail to shareholders its definitive proxy statement for the Company's 2006 annual meeting of shareholders (the "2006 Annual Meeting") to be held on April 6, 2006.

      2. Barington Group Matters. The Barington Group hereby agrees not to provide notice to the Secretary/Clerk of the Company of the intention of Barington Companies Equity Partners, L.P. or any other member of the Barington Group to nominate persons for election as directors at the 2006 Annual Meeting. Each of the members of the Barington Group hereby agrees to vote all shares of Common Stock which such member is entitled to vote at the 2006 Annual Meeting in favor of the election of each of the Company's nominees for election as a director at the 2006 Annual Meeting.

      3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Barington Group that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      4. Representations and Warranties of the Barington Group. Each member of the Barington Group represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms.

      5. Public Announcement. The Company shall announce this Agreement and the material terms hereof by means of a mutually acceptable press release as soon as practicable on or after the date hereof. The parties hereto will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as, in the reasonable

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judgment of the relevant party, may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

      6. Specific Performance. Each of the members of the Barington Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Barington Group or any of them, on the one hand, and the Company, on the other hand (the "Moving Party"), in addition to any other rights that may be available, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

      7. Jurisdiction; Applicable Law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such parties' principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

      8. Representative. Each member of the Barington Group hereby irrevocably appoints James A. Mitarotonda, or Barington Capital Group, L.P. in the event that Mr. Mitarotonda is no longer serving in such role, as such member's attorney-in-fact and representative (the "Barington Representative"), in such member's place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each member of the Barington Group, upon any action taken by the Barington Representative or upon any document, notice, instruction or other writing given or executed by the Barington Representative.

      9. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

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      10. Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto, or in the case of the Barington Group, the Barington Representative, or their respective successors or assigns.

                  [Remainder of Page Intentionally Left Blank]





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      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

                                       THE STRIDE RITE CORPORATION


                                       By: /s/ Charles W. Redepenning, Jr.
                                           -------------------------------
                                       Name:  Charles W. Redepenning, Jr.
                                       Title: General Counsel and Secretary


                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors,
                                           LLC, its general partner


                                       By: /s/ James A. Mitarotonda
                                           -------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member

                                       BARINGTON COMPANIES INVESTORS, LLC


                                       By: /s/ James A. Mitarotonda
                                           -------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       BARINGTON COMPANIES OFFSHORE FUND,
                                       LTD. (BVI)


                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President


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                                       BARINGTON INVESTMENTS, L.P.
                                       By: Barington Companies Advisors, LLC,
                                       its general partner

                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON COMPANIES ADVISORS, LLC


                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON CAPITAL GROUP, L.P.
                                       By: LNA Capital Corp., its general
                                           partner

                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO

                                       LNA CAPITAL CORP.


                                       By: /s/ James A. Mitarotonda
                                           ------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       STARBOARD VALUE AND OPPORTUNITY MASTER
                                       FUND LTD.


                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Authorized Signatory


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

                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member

                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Authorized Signatory

                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member

                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Authorized Signatory

                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member


                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Managing Member

                                       C4S & CO., LLC


                                       By: /s/ Jeffrey M. Solomon
                                           ------------------------------
                                       Name: Jeffrey M. Solomon
                                       Title: Managing Member



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